Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ATP Oil & Gas Corporation (the “Company”) of our report dated March 15, 2012 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appear in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 27, 2012